Exhibit 99.1

NEWS RELEASE For More Information Contact: Kevin Berry, Chief Financial Officer (408) 934-3144 kevinb@cmd.com

California Micro Devices Sells LED Driver Assets

MILPITAS, Calif. – August 4, 2008 — California Micro Devices (Nasdaq: CAMD) today announced that it has sold the assets related to its line of LED drivers for mobile handsets to a third party buyer for a cash payment of $1.3 million to CMD. The transaction includes existing products, products under development and related patents. Two engineers who had worked on this product line for CMD have also joined the buyer.

CMD expects to record a gain of approximately $1.1 million in the second quarter of its fiscal 2009 that was not reflected in its recent outlook for the quarter and to see a modest reduction in R&D expense going forward compared to what it would have otherwise been. That reduction has been reflected in its recent guidance.

About California Micro Devices Corporation

California Micro Devices Corporation is a leading supplier of application specific analog and mixed signal semiconductor products for the mobile handset, digital consumer electronics and personal computer markets. Key products include protection devices for mobile handsets, digital consumer electronics products such as digital TVs, and personal computers as well as analog and mixed signal ICs for mobile handset displays. Detailed corporate and product information may be accessed at www.cmd.com.

All statements contained in this press release that are not historical facts are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not guarantees of future performance or events. Rather, they are based on current expectations, estimates, beliefs, assumptions, and goals and objectives and are subject to uncertainties that are difficult to predict. As a result, our actual results may differ materially from the statements made. Often such statements can be identified by their use of words such as will, intends, expects, plans, believes, anticipates, and estimates. Forward-looking statements made in this release include the amount of the gain CMD expects to record and CMD’s expectation for modest R&D expense reductions on a go-forward basis. These forward-looking statements are based upon our assumptions about and assessment of the future, which may or may not prove true, and involve a number of risks and uncertainties including, but not limited to whether the accounting for the transaction turns out to be different than anticipated and whether CMD incurs other unexpected R&D costs which outweigh the expected savings from exiting the LED driver line of business as well as the risk factors detailed in the company’s Form 8K, 10K, and 10Q filings with the Securities and Exchange Commission. Due to these and other risks, the company’s future actual results could differ materially from those discussed above. These forward-looking statements speak only as to the date of this release, and, except as required by law, we undertake no obligation to publicly release updates or revisions to these statements whether as a result of new information, future events, or otherwise.